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Exhibit 10.9

PERSONAL AND CONFIDENTIAL

November 21, 2003

Mr. George Puig
1755 Eagle Trace Blvd. East
Coral Springs, FL 33071

Dear George:

        I am pleased to present this offer of employment to join APAC Customer Services, Inc. ("APAC") as Executive Vice President, reporting to the Chief Executive Officer ("CEO"). In making this offer, APAC expects that you will comply with any lawful obligations that you may have with your current and/or former employer(s).

        The following terms will apply:

1.
Your start date will be the earlier of (i) the date you provide APAC with a copy of a written release in form acceptable to APAC that waives any restriction under a prior employment agreement that would prevent you from working for APAC or (ii) January 29, 2004.

2.
Your starting base salary will be $275,000 on an annualized basis payable bi-weekly. (This "base salary" is stated for convenience only and is not intended as an annual contract of employment.) Your base salary will be reviewed each year at the time when increases for executives of APAC are considered. At the present time that occurs on or about April 1 of each year. In the event that you are able to start work prior to January 29, 2004, you will also receive an amount equal to $50,000 multiplied by a fraction equal to 365 divided by the number of days before January 29, 2004 that you start work.

3.
APAC will provide you with a minimum guarantee of your first year "MIP" (defined below) bonus of $50,000 which will be paid to you in two equal installments: the first, being on the earlier of your family's relocation to Illinois or July 31, 2004, and the second, December 31, 2004. Should you voluntarily resign your employment with APAC within one year of your start date, you shall repay to APAC the full amount of this guaranteed bonus.

November 21, 2003
Mr. George Puig

4.
You will be a participant in "MIP" as it exists from year to year (a copy of the 2003 plan is enclosed). We currently envision an opportunity of 10%-40%-80% for threshold-target-distinguished performance, respectively, although the structure and target payouts for 2004 have not been structured or reviewed with the Compensation Committee of our Board of Directors as of yet. This would typically occur at our December Board meeting. The payout of MIP will depend on APAC's meeting its budgeted financial performance and your meeting your individual and team performance goals that will be established each year between you and the executive to whom you report.

5.
Unless traveling for company business or approved in advance by me or my assignee, until you relocate you will be required to travel to Deerfield on Sunday evenings and work through Friday afternoon. APAC will pay your travel expenses and cost of temporary living until June 15, 2004 in accordance with its travel policy.

6.
You will be entitled to paid vacation of four (4) weeks and will also be entitled to participate in all employee benefit plans and programs extended to employees at the executive level (Benefits Summary enclosed).

7.
Subject to the approval of the Compensation Committee, you will be granted options to purchase 100,000 shares of APAC stock at an exercise price equal to the mean between the high and low prices at which APAC's common stock trades on the day such approval is rendered, as reported by Bloomberg Financial Markets. These options will vest at the rate of 25% per year during the first four years of your employment. A copy of our standard option agreement is provided for your review.

8.
Upon joining the company, you will receive an Employment Security Agreement, which outlines additional compensation protection in the event of "Change in Control" of the Company (draft copy enclosed).

9.
As a condition of employment, an Agreement Protecting Company Interests is enclosed for your signature.

10.
Except for (1.) your termination of employment in connection with a "Change in Control" as defined in the Employment Security Agreement referenced above or (2.) your termination of employment by APAC "for cause" (defined as "(i) gross misconduct or gross negligence in the performance of your employment duties; (ii) willful disobedience by you of the lawful directions received from the Company or from the person to whom you directly report or of established policies of the Company; or (iii) commission by you of a crime involving fraud or moral turpitude that can reasonably be expected to have an adverse effect on the business, reputation or financial situation of the Company"), and provided you sign a then-current Waiver & Release Agreement, APAC will pay you severance equal to the annual amount of your then-current Base Salary over the eighteen (18) months following such termination. Severance payments will be made in accordance with either this agreement or the prevailing change of control agreement, whichever is more advantageous to you; but in no event will severance payments be made under both agreements. Such payments will be made on APAC's customary payroll dates in installments, less all applicable withholding taxes.

November 21, 2003
Mr. George Puig

11.
APAC shall pay your costs of relocating from Coral Springs, Florida to a location in Illinois within 50 miles of Deerfield, in accordance with APAC's Employee Relocation Policy, Tier III. In the event you resign APAC's employment within one year of your relocation date, you shall reimburse APAC for 100% of the relocation costs paid by APAC; within two years, 50% of the relocation costs; and after two years of relocation, no reimbursement will be required. A copy of the Employee Reimbursement Agreement is enclosed.

12.
This offer is extended contingent upon receipt of a completed Application for Employment, satisfactory references, adequate results of a background investigation, and approval by the Compensation Committee.

        George, we are excited about you joining APAC, and look forward to continuing our discussions. If you have any questions in the interim, please don't hesitate to contact me.

Sincerely,

APAC CUSTOMER SERVICES, INC.

Theodore G. Schwartz
Chairman and Chief Executive Officer

SAS/js

cc:
C. Corkery
ACCEPTED BY:
/s/ GEORGE PUIG	11/21/03

George Puig	(Date)

November 21, 2003
Mr. George Puig

CONFIDENTIAL SIDE LETTER

November 21, 2003

Mr. George Puig
1755 Eagle Trace Blvd. East
Coral Springs, FL 33071

Reference: Offer Letter of Employment Dated November 21, 2003

Dear George:

        This agreement is intended to clarify and be part of your offer letter of employment dated November 21, 2003.

        Accordingly:

  •
  APAC has discussed its desire to consult with you to determine the optimal organization structure to fulfill your duties. The structure of the organization and your direct reports and title will be determined by the CEO. Accordingly, APAC has designed a flexible title for you as Executive Vice President but we have agreed that for internal company compensation policies and procedures, the position is equivalent to that of a Senior Vice President. In internal and external communications you will be referred to as an Executive Vice President until an organizational restructuring exercise is completed and APAC understands that it is your desire to have a broader functional role than solely one function.

  •
  You will be part of the management team that interviews for a Chief Executive Officer.

        Acknowledged and Agreed to:

APAC CUSTOMER SERVICES, INC.

/s/ THEODORE G. SCHWARTZ Theodore G. Schwartz Chairman and Chief Executive Officer	/s/ GEORGE PUIG George Puig
Date: 11/21/03 Date: 11/21/03

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  Exhibit 10.9